Exhibit 99.1

PRESS RELEASE

June 15, 2004

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (“ECB”), the parent holding company of The East Carolina Bank, announces that on June 15, 2004, the corporation’s Board of Directors declared a quarterly cash dividend of $0.1425 per share, payable July 12, 2004 to shareholders of record on June 29, 2004.

On an annualized basis the corporation’s 2004 dividend of $0.57 per share represents a 14% increase over the annual dividend in 2003 of $0.50 per share.

Excitement is building as the scheduled opening of ECB’s 20th full-service branch, located at 1724 Eastwood Rd in Wilmington, is just a few weeks away. The new branch office will have a full staff that includes a mortgage loan officer, construction loan specialist, and both retail and commercial lending officers. The new office features approximately 3,600 square feet of service area, seven offices, two drive-through lanes, a drive-up automated teller machine, and a night depository. Operating hours will be Monday through Thursday 8:30 a.m. to 5 p.m. and 8:30 a.m. to 6 p.m. on Friday. A formal grand opening is scheduled for later this summer.

Headquartered in Engelhard, NC, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new full-service branch offices in Morehead City and soon in Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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